Exhibit 99.1

Inducement Grants to Executive Officers
CFO Todd Vogensen and CLO Tricia McDermott Received Inducement Grants

Inducement Equity Grant

Lehi, Utah, March 14, 2024 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure® Mattress,” today announced the Todd Vogensen, Chief Financial Officer, and Tricia McDermott, Chief Legal Officer received equity grants. These inducement grants were originally granted in connection with each officer’s initial employment offer in October 2023, but delayed for official granting until the post-2024 earnings call open window period The grants consist of performance share units (PSUs) and restricted share units (RSUs). The PSUs have a three-year cliff vesting schedule and are contingent on the stock price achieving certain performance targets. The RSU’s have a vesting schedule of 1/3rd vesting every 12 months on the anniversary of the grant. These grants are an inducement grants outside of the Company's 2017 Equity Incentive Plan in accordance with the NASDAQ inducement grant exception found in NASDAQ Listing Rule 5635(c)(4). Mr. Vogensen received 241,741 PSUs and 129,630 RSUs. Ms. McDermott received 200,617 PSUs and 108,024 RSUs.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward-Looking Statements

Certain statements made in this release that are not historical facts are "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements about operational improvements and the Company’s growth of revenue and profitability. Statements based on historical data are not intended and should not be understood to indicate the Company's expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the "Risk Factors" section of our Annual Report on Form 10-K filed with the SEC on March 12, 2023, and in our other filings with the SEC. Many of these risks and uncertainties have been, and will be, exacerbated by the COVID–19 pandemic and any worsening of the global business and economic environment as a result. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200